Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE	§
§
SOUTHERN INVESTORS SERVICE	§
COMPANY, INC.	§	CASE NO. 05-35538-H4-11
	§	(Chapter 11)
DEBTOR	§

FIRST AMENDED PLAN OF DISTRIBUTION FOR

SOUTHERN INVESTORS SERVICE COMPANY, INC.

GARY C. MILLER

TEXAS BAR NO. 14071900

BASIL A. UMARI

TEXAS BAR NO. 24028174

ANDREWS KURTH LLP

600 TRAVIS, SUITE 4200

HOUSTON, TEXAS 77002

TELEPHONE: (713) 220-4200

FACSIMILE: (713) 220-4285

ATTORNEYS FOR SOUTHERN INVESTORS

SERVICE COMPANY, INC.

DATED:	July 7, 2005

HOUSTON, TEXAS

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION OF TERMS		1
1.1	Scope of Definitions	1
1.2	Definitions	1
1.3	Rules of Interpretation and Construction	1

ARTICLE 2 CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT		1
2.1	Classification	1
2.2	Unclassified Claims	1
2.3	Identification of Classes	1
2.4	Unimpaired Class	2
2.5	Impaired Classes	2

ARTICLE 3 TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS		2
3.1	Administrative Claims	2
3.2	Priority Unsecured Tax Claims	2
3.3	Professional Fee Claims	2

ARTICLE 4 PROVISIONS FOR TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		3
4.1	Treatment of Class 1 Priority Unsecured Non-Tax Claims	3
4.2	Treatment of Class 2 Allowed Secured Claims	3
4.3	Treatment of Class 3 General Unsecured Claims	3
4.4	Treatment of Class 4 Interests	3

ARTICLE 5 EXECUTORY CONTRACTS AND UNEXPIRED LEASES		3
5.1	Rejection	3
5.2	Approval of Rejection	4
5.3	Rejection Claims	4
5.4	Employee Claims (Compensation and Benefit Programs)	4
5.5	Indemnification Obligations	4

ARTICLE 6 MEANS FOR EXECUTION OF THE PLAN		4
6.1	Plan Rationale	4
6.1.1	Sale of Southern’s Ownership Interests in MDI Investment Builders Ltd and 2727 Loop 610 Venture, Ltd., and Certain Notes Receivable	5
6.1.2	Implementation of the Plan	6
6.2	The Plan Agent	6
6.2.1	Selection of Plan Agent	6
6.2.2	Resignation of Plan Agent	6
6.2.3	Appointment of Successor Plan Agent	6
6.2.4	Compensation	6
6.3	Effective Date	7

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6.3.1	Cancellation of Interests and Re-issuance of New Common Stock of the Debtor	7
6.3.2	Execution of Documents and Corporate Action	7
6.3.3	Dissolution of Debtor	7
6.4	No Surrender of Instruments	7
6.5	Rights and Obligations of the Plan Agent	7
6.5.1	Liquidation of Debtor	7
6.5.2	Management of the Liquidating Debtor	7
6.5.3	Employment and Compensation of Professionals	9
6.5.4	Records	9
6.5.5	Investment Guidelines	10
6.5.6	Exculpation	10
6.5.7	Reliance by Plan Agent	10
6.6	Final Report and Dissolution of the Liquidating Debtor	11
6.6.1	Dissolution of the Liquidating Debtor	11
6.6.2	Final Report	11
6.6.3	Discharge of Plan Agent	11
6.6.4	Costs Relating to Final Report	11
6.7	Bankruptcy Code Section 1145 Determination	11

ARTICLE 7 GENERAL PROVISIONS GOVERNING DISTRIBUTIONS		11
7.1	Distributions on Allowed Claims Only	11
7.2	Distributions of Available Cash	11
7.3	Place and Manner of Payments or Distributions	11
7.4	Minimum Distributions	12
7.5	Undeliverable Distributions	12
7.6	Treatment of Unclaimed or Undeliverable Distributions	12
7.7	Uncashed Checks	12
7.8	Withholding	12

ARTICLE 8 VESTING OF PROPERTY		13
8.1	Revesting of Estate Property	13

ARTICLE 9 RELEASE, INJUNCTION AND WAIVER OF CLAIMS		13
9.1	Injunction Enjoining Holders of Claims Against and Interests in Debtor and Liquidating Debtor	13
9.2	Release	13
9.3	Exculpation of Professionals and Others	13

ARTICLE 10 PROVISIONS FOR THE RESOLUTION OF OBJECTIONS TO PROOFS OF CLAIM		14
10.1	Right to Object to Claims	14
10.2	Deadline for Objecting to Claims	14

ARTICLE 11 PROVISIONS FOR THE RETENTION, ENFORCEMENT, COMPROMISE OR ADJUSTMENT OF CLAIMS BELONGING TO THE BANKRUPTCY ESTATE		14
11.1	Right to Enforce, Compromise, or Adjust Estate Claims	14

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ARTICLE 12 RETENTION OF JURISDICTION		14
12.1	Retention of Jurisdiction	14

ARTICLE 13 MISCELLANEOUS PROVISIONS		16
13.1	Payment of Statutory Fees	16
13.2	Administrative Claims Bar Date	16

ARTICLE 14 GENERAL PROVISIONS		17
14.1	Confirmation Order	17
14.2	Notices	17
14.3	Dates	17
14.4	Further Action	17
14.5	Exhibits	17
14.6	Plan Amendments	17
14.7	Exemption from Transfer Taxes	17
14.8	Binding Effect	18
14.9	Ratification	18
14.10	Governing Law	18

ARTICLE 15 CONTINGENCIES TO EFFECTIVENESS OF PLAN		18
15.1	Conditions Precedent to Effective Date	18
15.2	Waiver Of Conditions	18

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EXHIBITS TO PLAN

Glossary of Defined Terms	Exhibit A

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INTRODUCTION

Southern Investors Service Company, Inc., Debtor and Debtor-in-Possession in the above-referenced bankruptcy case (the “Debtor”) proposes this Plan of Distribution (the “Plan”) pursuant to section 1121(b) of title 11 of the United States Code.

ARTICLE 1

DEFINITIONS AND CONSTRUCTION OF TERMS

1.1 Scope of Definitions. All capitalized terms not otherwise defined in the Plan shall have the meanings ascribed to them in Article 1 of the Plan. Any capitalized term used in the Plan that is not defined in either section 1.2 of the Plan or elsewhere in the Plan shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.2 Definitions. Defined terms are set forth in Exhibit A to the Plan.

1.3 Rules of Interpretation and Construction. For purposes of the Plan, (i) any reference in the Plan to an existing document or exhibit filed or to be filed means that document or exhibit as it may have been or may be amended, modified, or supplemented; (ii) unless otherwise specified, all references in the Plan to sections, articles, and exhibits are references to sections, articles, or exhibits to the Plan; (iii) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety and not to any particular portion the Plan; (iv) captions and headings contained in the Plan are inserted for convenience and reference only, and are not intended to be part of or to affect the interpretation of the Plan; (v) wherever appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; and (vi) the rules of construction outlined in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply to the Plan.

ARTICLE 2

CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

2.1 Classification. Pursuant to Bankruptcy Code section 1122, a Claim or Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under the Plan only to the extent the particular Claim or Interest has not been paid or released before the Effective Date. A Claim may be and is classified in other Classes to the extent that any portion of the Claim falls within the description of such other Classes.

2.2 Unclassified Claims. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Fee Claims, and Priority Unsecured Tax Claims are not classified under the Plan, and the treatment of those Claims is set forth in Article 3 of the Plan.

2.3 Identification of Classes. Classes of Claims against and Interests in the Debtor are classified as follows:

Class 1	Priority Unsecured Non-Tax Claims

Class 2	Secured Claims

Class 3	General Unsecured Claims

Class 4	Interests in Debtor

2.4 Unimpaired Class. Claims in Classes 1 and 2 are not impaired under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, Claimholders within Classes 1 and 2 are conclusively presumed to have accepted the Plan, and therefore are not entitled to vote to accept or reject the Plan.

2.5 Impaired Classes. Claims in Classes 3 and 4 are impaired under the Plan. Claimholders in Class 3 are entitled to vote to accept or reject the Plan. Pursuant to section 1126(g) of the Bankruptcy Code, holders of Interests in Class 4 are conclusively presumed to have rejected the Plan, and therefore are not entitled to vote to accept or reject the Plan.

ARTICLE 3

TREATMENT OF UNCLASSIFIED CLAIMS: ADMINISTRATIVE

CLAIMS, PROFESSIONAL FEE CLAIMS, AND PRIORITY TAX CLAIMS

3.1 Administrative Claims. Except as otherwise provided herein, on the Distribution Date, except to the extent that a holder of an Allowed Administrative Claim agrees to a different treatment of such Allowed Administrative Claim, Liquidating Debtor shall pay to each holder of an Allowed Administrative Claim, Cash in an amount equal to such Allowed Administrative Claim, provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtor or liabilities arising under loans or advances to or other obligations incurred by the Debtor, whether or not incurred in the ordinary course of business, shall be assumed and paid by Liquidating Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

3.2 Priority Unsecured Tax Claims. On the Distribution Date, except to the extent that a holder of an Allowed Priority Unsecured Tax Claim agrees to a different treatment of such Allowed Priority Unsecured Tax Claim, Liquidating Debtor shall, at its option, pay to each holder of an Allowed Priority Unsecured Tax Claim that is due and payable on or before the Effective Date either (a) Cash in an amount equal to such Allowed Priority Unsecured Tax Claim, or (b) deferred annual cash payments over a period not exceeding six (6) years after the date of assessment of such claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim. Allowed Priority Unsecured Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

3.3 Professional Fee Claims. All requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served on the Debtor, and the U. S. Trustee no more than forty-five (45) days after the Confirmation Date. Any such Professional Fee Claims for which an application or request for payment is not filed within that time period shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan.

Professional Fee Claims will be paid by the Liquidating Debtor within ten (10) days after final allowance by the Bankruptcy Court. After the Confirmation Date, fees for professionals may be paid by the Liquidating Debtor in the ordinary course of business.

ARTICLE 4

PROVISIONS FOR TREATMENT OF CLASSIFIED

CLAIMS AND INTERESTS

4.1 Treatment of Class 1 Priority Unsecured Non-Tax Claims. On the Distribution Date, except to the extent that a holder of an Allowed Priority Unsecured Non-Tax Claim agrees to a different treatment of such Allowed Priority Unsecured Non-Tax Claim, or except to the extent that such Claim is not due and payable on or before the Effective Date, each Allowed Priority Unsecured Non-Tax Claim shall be paid in full, in Cash from the Available Cash, and shall be considered unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Priority Unsecured Non-Tax Claims which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

4.2 Treatment of Class 2 Allowed Secured Claims. The claims of any taxing authority for property taxes secured by property of the Debtor will be satisfied by the abandonment to the taxing authority of the property securing the claim. For any other Allowed Secured Claims, each holder of an Allowed Secured Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, in the sole and absolute discretion of the Liquidating Debtor, be entitled to any one or a combination of any of the following: (i) receive on the Distribution Date, Cash in an amount equal to such Allowed Secured Claim, (ii) receive deferred Cash payments totaling at least the allowed amount of such Allowed Secured Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Estate’s interest in the Collateral securing the Allowed Secured Claim, (iii) upon abandonment by the Liquidating Debtor, receive all or a portion of the Collateral securing such holder’s Allowed Secured Claim, (iv) receive payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Estate’s interest in the Collateral securing the Allowed Secured Claim, or (v) receive such other treatment as such holder shall have agreed upon in writing.

4.3 Treatment of Class 3 General Unsecured Claims. Each holder of an Allowed Class 3 General Unsecured Claim shall receive its Pro Rata share of Available Cash on the Distribution Date.

4.4 Treatment of Class 4 Interests. On the Effective Date, all Class 4 Interests shall be canceled in accordance with Section 6.3.1 of the Plan, and holders of Class 4 Interests shall not be entitled to receive any Distribution under the Plan.

ARTICLE 5

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1 Rejection. All Executory Contracts and Unexpired Leases not otherwise assumed or rejected pursuant to a Final Order entered before the Effective Date shall be deemed rejected as of the Confirmation Date. Pursuant to Bankruptcy Code section 365(a), the Plan constitutes a motion by the Debtor to reject all executory contracts and unexpired leases not otherwise assumed or rejected pursuant to a Final Order entered before the Effective Date.

5.2 Approval of Rejection. Entry of the Confirmation Order shall constitute the approval, pursuant to Bankruptcy Code section 365(a), of the rejection of the remaining Executory Contracts and Unexpired Leases.

5.3 Rejection Claims. Unless the Bankruptcy Court, the Bankruptcy Code, or the Bankruptcy Rules establish an earlier deadline concerning the rejection of particular Executory Contracts or Unexpired Leases, any Claim arising out of the rejection of Executory Contracts and Unexpired Leases under Sections 5.1 of the Plan, or arising out of the rejection of Executory Contracts or Unexpired Leases after the Bar Date and before the Confirmation Date, must be filed with the Bankruptcy Court and served on the Debtor and Plan Agent within thirty (30) days after the Confirmation Date, or if an earlier date has been set by the Court, on the earlier date. Any Claims not filed within that time period will be extinguished and forever barred, and therefore will not receive any Distributions under the Plan. Any Claims arising out of the rejection of an Executory Contract or Unexpired Leases pursuant to a Final Order entered before the Bar Date must have been filed before the Bar Date; otherwise those Claims are extinguished and forever barred, and therefore will not receive Distributions under the Plan. Any Claims arising from the rejection of an Executory Contract shall be treated as a Class 3 General Unsecured Claim under the Plan.

5.4 Employee Claims (Compensation and Benefit Programs). To the extent not already rejected pursuant to a Final Order, all employment and retirement practices and policies and all compensation, retirement and employee benefit plans, policies and programs of the Debtor applicable to their current or former directors, officers, or employees (including all savings plans, retirement plans, health care plans, accrued unpaid vacation, sick leave, medical benefits, incentive plans, workers’ compensation programs, and life, disability and other insurance plans), to the extent arising from Executory Contracts, shall be rejected as of the Confirmation Date, and shall not be binding on the Liquidating Debtor or Plan Agent to any extent.

5.5 Indemnification Obligations. Subject to the occurrence of the Effective Date, the obligations of the Debtor and Liquidating Debtor, to indemnify, defend, reimburse or limit the liability of directors or officers who were or are directors or officers of the Debtor at any time, against any claims or causes of action as provided in the Debtor’s certificate of incorporation, by-laws, applicable state law, contract, or otherwise shall not survive confirmation of the Plan and shall be discharged.

ARTICLE 6

MEANS FOR EXECUTION OF THE PLAN

6.1 Plan Rationale. The Plan proposes a one time distribution of the Debtor’s cash on hand in the approximate amount of $2 million, together with revenue generated from a sale of Debtor’s ownership interests in two partnerships, notes receivable owned by the Debtor, and royalty interests in three oil and gas leases owned by the Debtor. The cash on hand and proceeds of sale will result in cash available for pro rata distribution to creditors as provided under the Plan. In addition, the Debtor will abandon to taxing authorities a number of small parcels or lots in satisfaction of the secured claims, if any, of the taxing authorities. Any parcels that do not secure the claims of taxing authorities will be either abandoned or sold for purposes of the one-time distribution. The Debtor will also abandon its 50% interest the common stock of MarkEight Corporation and its 72% ownership interest in Riverbrook Joint Venture, both of which the Debtor believes have no value. The right to pursue avoiding power actions, if any, will be vested in the Liquidating Debtor.

6.1.1 Sale of Southern’s Ownership Interests in MDI Investment Builders Ltd and 2727 Loop 610 Venture, Ltd., and Certain Notes Receivable

MDI Investment Builders Ltd. (“MDIIB”): Debtor has a 28.75% ownership interest in MDIIB, a partnership with its only asset consisting of a 20% interest in 2707 North Loop West, Ltd. The only asset of 2707 North Loop West, Ltd. is a ten story office building. The appraised value of the building as of June 2000 was $15,000,000.00. The property has a loan balance of approximately $8,685,000.00. Debtor will sell its 28.75% ownership interest in MDIIB to Mischer Investments, L.P. for approximately $305,000.00.

2727 Loop 610 Venture: Debtor has a 25% cash flow interest in the 20% ownership of Mischer Investments, L.P. interest in 2727 Loop 610 Venture, Ltd. The only asset of 2727 Loop 610 Venture, Ltd. is a seven story office building. The appraised value of the building as of June 2000 was $7,900,000.00. The property has a loan balance of approximately $2,606,000.00. Debtor will sell its cash flow interest to Mischer Investments, L.P. for approximately $398,000.00.

Notes Receivable: Debtor owns twelve (10) notes receivable with a current remaining unpaid balance, in total, of $29,492.59. Debtor will sell these notes to Mr. Walter Mischer, Sr. for the balance then outstanding.

Oil & Gas Leases: Debtor owns a royalty interest in three oil and gas leases. Debtor will sell these interests under the Plan.

Real Estate: The Debtor owns eight (8) acres of land in a wooded area in San Jacinto County, Texas and various miscellaneous pieces of real estate, including half-lots, drainage ditches, and the like in Harris County, Texas. A complete listing of the Debtor’s real property is attached to the Disclosure Statement as Exhibit C. The Debtor will market the eight (8) acres in San Jacinto County and two adjacent half-lots in Harris County for a period of one hundred and twenty (120) days in attempt to sell them. The Debtor will employ a broker to which it will pay a six percent (6%) commission for any property sold. The Debtor will abandon the remaining parcels, which the Debtor believes are not salable, and the eight (8) acres in San Jacinto County and two adjacent half-lots in Harris County to the extent no buyer is located, to taxing authorities with tax claims against the property in full satisfaction of such claims pursuant to 11 U.S.C. § 502(b)(3).

The sales are in the best interests of the Debtor, the estate, and creditors and parties in interest.

6.1.2 Implementation of the Plan. Implementation of the Plan requires entry of an order by the Bankruptcy Court confirming the Plan. The Plan is to be implemented, if accepted and approved by the Bankruptcy Court, in its entire form. The Debtor proposes to effectuate the Plan by making a one time distribution to its creditors in the order of priority as provided in this Plan after resolution of any Disputed Claims and payment of any Liquidation Costs, including any allowed and unpaid Professional Fee Claims and U.S. Trustee fees.

6.2 The Plan Agent.

6.2.1 Selection of Plan Agent: The Debtor nominates Eric Schumann, its Senior Vice President, as Plan Agent. The Plan Agent candidate shall be approved at the Confirmation Hearing, and shall thereafter immediately undertake the required duties under the Plan on the Effective Date.

6.2.2 Resignation of Plan Agent. The Plan Agent may resign such position only by a written instrument filed with the Bankruptcy Court at least thirty (30) days before the proposed effective date of resignation. The Plan Agent shall continue to serve as Plan Agent after the filing of the resignation until the proposed effective date, which shall be the effective date of appointment of a successor Plan Agent in accordance with Section 6.2.3 of the Plan.

6.2.3 Appointment of Successor Plan Agent.

6.2.3.1 Appointment of Successor Plan Agent. In the event of a vacancy by reason of the death of the Plan Agent or prospective vacancy by reason of resignation, a successor Plan Agent shall be selected and appointed by the Bankruptcy Court.

6.2.3.2 Vesting of Rights in Successor Plan Agent. Every successor Plan Agent appointed pursuant to the Plan shall execute, acknowledge, and deliver to the Bankruptcy Court and the retiring Plan Agent an instrument accepting the appointment subject to the terms and provisions of the Plan. The successor Plan Agent shall automatically succeed to the record ownership of the New Common Stock of the Debtor held by the retiring Plan Agent. Without any further act, deed or conveyance, the successor Plan Agent shall become vested with all the rights, powers, trusts, and duties of the retiring Plan Agent under the Plan, except that the successor Plan Agent shall not be liable for the acts or omissions of the retiring Plan Agent.

6.2.4 Compensation. The Plan Agent shall receive no compensation for performing the services of Plan Agent.

6.3 Effective Date. The following shall occur at or before the Effective Date, and shall be effective as of the Effective Date:

6.3.1 Cancellation of Interests and Re-issuance of New Common Stock of the Debtor. On the Effective Date, all of the then existing Interests in the Debtor shall be canceled, and the Liquidating Debtor shall authorize and issue only 1,000 shares of its common stock, $1.00 par value, (the “New Common Stock”) to the Plan Agent to be held and voted in accordance with the terms and provisions of the Plan. The Plan Agent shall be the record owner of the New Common Stock of the Liquidating Debtor, which shall constitute 100% of the issued and outstanding shares of capital stock of the Liquidating Debtor. The Plan Agent shall hold the New Common Stock of the Liquidating Debtor for the benefit of the holders of Allowed Claims against the Debtor. The Plan Agent shall vote such shares at all appropriate times to elect himself as the sole director and officer of the Liquidating Debtor and otherwise to implement the terms and provisions of the Plan.

6.3.2 Execution of Documents and Corporate Action. The Liquidating Debtor shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan. The Plan Agent is designated as the authorized representative to execute on behalf of the Liquidating Debtor, in a representative capacity and not individually, any documents or instruments to be executed by the Liquidating Debtor after the Confirmation Date in order to consummate the Plan.

6.3.3 Dissolution of Debtor. On and after the Effective Date, the Debtor will not be subject to reporting requirements under any applicable state or federal securities laws, including without limitation, any requirements imposed under the Securities Exchange Act of 1934 or any similar statute, and all rules, regulations, etc. promulgated pursuant thereto.

6.4 No Surrender of Instruments. Unless otherwise provided for in the Plan, each Claimholder or Interestholder holding a certificate or instrument evidencing a Claim against or Interest in, the Debtor or Estate Property and whose Claims are treated under the Plan need not surrender such certificate or instrument to the Plan Agent as a prerequisite to receiving a Distribution under the Plan. Such instruments will be cancelled without further action on the Effective Date of the Plan.

6.5 Rights and Obligations of the Plan Agent.

6.5.1 Liquidation of Debtor. Following the Effective Date, the Plan Agent, on behalf of the Liquidating Debtor, shall conduct an orderly liquidation of the Estate Property consistent with the terms and provisions of the Plan.

6.5.2 Management of the Liquidating Debtor. Except as otherwise expressly limited in the Plan, the Plan Agent shall have control and authority over the Liquidating Debtor and Estate Property, including the Avoidance Actions, and over the management and disposition of the Estate Property (including any transfer of Estate Property that does not constitute a disposition). Except as provided in the Plan, the Plan Agent need not obtain any court order or approval in the exercise of any power or discretion conferred under the Plan. The Plan Agent shall exercise his judgment for the benefit of the Claimholders in order to maximize the value of Estate Property, giving due regard to the cost, risk, and delay of any course of action. In connection with the management of the

Liquidating Debtor and use of the Estate Property, the Plan Agent’s powers to manage the Liquidating Debtor (except as otherwise expressly limited in the Plan) shall include taking the following action on behalf of the Debtor:

(1) to pursue the liquidation and marshaling of the Estate Property and to preserve and protect the Estate Property;

(2) to reconcile, settle, or object to Claims against the Debtor and to prosecute, settle, or abandon the Avoidance Actions and other causes of action that are Estate Property against third parties;

(3) to make or cause to be made Distributions of Available Cash in accordance with the terms of the Plan;

(4) to liquidate and distribute Estate Property or any portion of or interest in Estate Property, and to dispose of the Estate Property for Cash or on such terms and for such consideration as are reasonable and appropriate;

(5) to enforce the payment of notes or other obligations of any Person;

(6) to purchase insurance with coverage and limits as it deems desirable including, insurance covering liabilities of the Plan Agent and his employees and agents or employees or agents of the Liquidating Debtor incurred in connection with their services to the Liquidating Debtor;

(7) to appoint, engage, employ, supervise, and compensate officers, employees, and other Persons as may be necessary or desirable, including managers, consultants, accountants, technical, financial, real estate, or investment advisors or managers, attorneys, agents or brokers, corporate fiduciaries, or depositories;

(8) subject to the limitations in Section 6.5.5 of the Plan, to the extent reasonably required to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of Estate Property during liquidation, to invest and reinvest Available Cash, pending distribution, and to liquidate such investments; provided, however, the Plan Agent shall not receive or retain cash or cash equivalents in excess of a reasonable amount necessary to meet claims and contingent liabilities (including Disputed Claims) or to maintain the value of the Estate Property during liquidation;

(9) to execute, deliver, and perform on behalf of the Liquidating Debtor any closing agreement made with the IRS;

(10) to establish the manner of ascertaining income and principal, and the apportionment of income and principal, and the apportionment between income and principal of all receipts and disbursements, and to select an annual accounting period;

(11) establish funds, reserves and accounts, as deemed by the Plan Agent in his discretion to be useful in carrying out the purposes of the Plan;

(12) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding;

(13) delegate any or all of the discretionary power and authority conferred with respect to all or any portion of the Estate Property to any one or more reputable individuals or recognized institutional advisers or investment managers without liability for any action taken or omission made because of any such delegation except for such liability as is provided in the Plan;

(14) undertake any duties or obligations and exercise any rights concerning the treatment of Secured Claims under the Plan;

(15) execute, deliver, and perform such other agreements and documents and to take or cause to be taken any and all such other actions as may be necessary or desirable to effectuate and carry out the purposes of the Plan;

(16) undertake any action necessary to maintain the corporate existence and/or dissolve the Liquidating Debtor;

(17) undertake any action necessary to ensure that the Liquidating Debtor is and remains in good standing and compliance with applicable federal, state, and local laws;

(18) file any federal, state, or local tax returns and provide for the payment of any related taxes; and

(19) undertake any action or perform any obligation provided for or required under the Plan.

6.5.3 Employment and Compensation of Professionals. After the Confirmation Date, the Plan Agent shall have the authority to retain and compensate on behalf of the Liquidating Debtor attorneys, accountants, investment advisors, and other professionals, including professionals already or formerly retained by the Debtor, as the Plan Agent may determine to be necessary or appropriate in carrying out the provisions of the Plan. Andrews Kurth LLP will serve as primary counsel for the Plan Agent, subject to applicable rules of professional responsibility. The Plan Agent may pay the reasonable fees and expenses of such professionals as a Liquidation Cost without application to or further order of the Bankruptcy Court.

6.5.4 Records. The Plan Agent, on behalf of the Liquidating Debtor, shall maintain records and account books relating to the Estate Property, the management of the Estate Property, and all transactions undertaken by the Plan Agent. The Plan Agent shall also maintain, on behalf of the Liquidating Debtor, records and account books relating to all Distributions contemplated and made under the Plan. After the Effective Date, but prior to the closing of the case, the Liquidating Debtor will pay a fee of approximately $8,000 to Iron Mountain for the destruction of old documents belonging to the Debtor that are warehoused offsite. More recent documents maintained on the Debtor’s premises will be maintained by the Plan Agent for an appropriate period of time and will then be destroyed by the Plan Agent. The Plan Agent will receive $2,500 as a Liquidating Cost for the estimated cost of future destruction.

6.5.5 Investment Guidelines. Available Cash and other Cash held pending distribution shall (to the extent permitted by applicable law) be invested by the Plan Agent, on behalf of the Liquidating Debtor, in (i) direct obligations of, or obligations guaranteed or secured by, the United States of America (including United States Treasury Bills); (ii) obligations of any agency or corporation that is or may subsequently be created by or pursuant to an Act of the United States Congress or its agencies or instrumentalities, or (iii) demand deposits or short-term certificates of deposit at any bank or trust company that has, at the time of the acquisition by the Plan Agent of such investments, capital stock and surplus aggregating at least $100 million and whose short-term debt obligations are rated by at least two nationally recognized statistical rating organizations in one of the two highest categories. Such investments shall mature in the amounts and at the times as, in the judgment of the Plan Agent, are necessary, or are desirable with a view to providing funds when needed to make payments from the Estate Property. Any investment purchased with the Estate Property shall be deemed a part of the Estate Property. All interest, distributions, dividends and proceeds received by the Plan Agent in connection with such investments shall be a part of the Estate Property.

6.5.6 Exculpation. The Plan Agent, and his members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, and other professionals or agents retained by the Plan Agent) shall not be liable for any act they may do, or omit to do, in good faith in connection with or arising out of the Plan, the administration of the Plan, or the property to be distributed under the Plan. However, this paragraph 6.5.6 shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

6.5.7 Reliance by Plan Agent. The Plan Agent may rely, and shall be fully protected in acting or refraining from acting, on any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, or other instrument or document that the Plan Agent has no reason to believe is not genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties, and the Plan Agent may conclusively rely as to the truth of the statements and correctness of the opinions expressed in such documents; provided, however, the Plan Agent shall be under a duty to examine, or caused to be examined, the above-referenced documents to determine whether such documents conform to the requirements of the Plan. The Plan Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection regarding any action taken or suffered by the Plan Agent in accordance with such opinion. The Plan Agent shall have the right at any time to seek instructions from the Bankruptcy Court (or any other court of competent jurisdiction after the chapter 11 cases are finally closed) concerning the Estate Property, the Plan, or any other document executed in connection therewith, and those instructions shall be full and complete authorization regarding any action taken or suffered by the Plan Agent in accordance with those instructions.

6.6 Final Report and Dissolution of the Liquidating Debtor.

6.6.1 Dissolution of the Liquidating Debtor. Following the complete liquidation and distribution of all Available Cash, the Plan Agent shall sign and file appropriate articles of dissolution for the Debtor with its state of incorporation.

6.6.2 Final Report. On filing the articles of dissolution, the Plan Agent shall file with the Bankruptcy Court and serve on the U.S. Trustee a final report containing the following information: (i) a list of all Estate Property and funds of the Debtor originally charged under the Plan Agent’s control, (ii) a summarized accounting, in sufficient detail, of all purchases, sales, gains, losses, and income in connection with the liquidation and distribution of the Estate Property during the Plan Agent’s term of service, and (iii) any ending balance of all assets and funds of the Liquidating Debtor as of the date of the final report.

6.6.3 Discharge of Plan Agent. On the date that the case is closed the Plan Agent shall be discharged from all liability to the Liquidating Debtor, Claimholders, Interestholders, or any Person who has had or may have an interest in the Liquidating Debtor for acts or omissions, made in good faith, in the Plan Agent’s capacity as Plan Agent or in any other capacity contemplated by the Plan.

6.6.4 Costs Relating to Final Report. The expenses of any accounting (including, any final report or discharge) shall be paid by the Liquidating Debtor as a Liquidation Cost.

6.7 Bankruptcy Code Section 1145 Determination. Confirmation of the Plan shall constitute a determination, in accordance with Bankruptcy Code section 1145, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b)) section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer or sale under the Plan of the Estate Property in exchange for Claims against Debtor.

ARTICLE 7

GENERAL PROVISIONS GOVERNING DISTRIBUTIONS

7.1 Distributions on Allowed Claims Only. Distributions under the Plan will be made only to the holders of Allowed Claims. Unless a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive any consideration otherwise provided to such Claimholder under the Plan.

7.2 Distributions of Available Cash. The Plan Agent, on behalf of the Liquidating Debtor, will make Distributions from only Available Cash.

7.3 Place and Manner of Payments or Distributions. The Plan Agent shall make Distributions to the holders of Allowed Claims by mailing such Distribution to the Claimholders at their address as listed in the Schedules of Assets and Liabilities, or any proof of claim filed by the Claimholders, or at such other address as such Claimholders shall have specified for payment purposes in a written notice to the Plan Agent at least twenty (20) days before a Distribution Date. The Plan Agent, on behalf of the Liquidating Debtor, will distribute any Available Cash by wire, check, or such other method as the Plan Agent deems appropriate under the circumstances.

7.4 Minimum Distributions. No distributions of less than $10.00 shall be made.

7.5 Undeliverable Distributions. If a Distribution to any Claimholder is returned as undeliverable, the Plan Agent, on behalf of the Liquidating Debtor, shall use reasonable efforts to determine such Claimholder’s then current address, and no further Distributions shall be made to such Claimholder unless and until the Plan Agent is notified of such Claimholder’s then current address subject to Section 7.7.

7.6 Treatment of Unclaimed or Undeliverable Distributions. If any Person entitled to Distributions of Available Cash or Estate Property under the Plan cannot be located on the Distribution Date, then (i) such Person shall no longer be deemed to be a Claimant, and (ii) any Available Cash and Estate Property and interest and proceeds thereon allocable to such Person, net of the allocable portion of taxes paid by the Debtor, shall be part of the Available Cash or Estate Property free and clear of and from any claim to such property by or on behalf of such Person (who shall be deemed to have released such claim) and shall be otherwise distributed as provided in the Plan, with such adjustments as are required to take into account that such Person is no longer deemed a Claimholder.

7.7 Uncashed Checks. All checks constituting a Distribution by the Plan Agent, on behalf of the Liquidating Debtor, shall have a voiding provision causing such check to become void if not cashed within 180 days. If the aggregate amount of checks voided for not being cashed within 180 days exceeds $5,000, the Distributions represented by the voided checks will revert to the Liquidation Debtor, which will then perform an additional distribution in the manner provided for in this Article 7. If the amount equals or is less than $5,000, the funds will be deposited in the registry of the Court. A party that wishes to claim funds belonging to it that have been deposited in the registry of the Court may file an application with the Court. Any funds not claimed for a period of ten (10) years will escheat to the state as provided for by law.

7.8 Withholding. The Plan Agent, on behalf of the Liquidating Debtor, may withhold from the amount distributable from the Debtor at any time to any Person (except with respect to the Internal Revenue Service) such sum or sums as may be sufficient to pay any tax or taxes or other charge or charges that have been or may be imposed on such Person or upon the Debtor with respect to the amount distributable or to be distributed under the tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in this Article 7, whenever such withholding is determined by the Plan Agent in his discretion to be required by any law, regulation, rule, ruling, directive or other governmental requirement, and the Plan Agent, in the exercise of his discretion and judgment, may enter into agreements, on behalf of the Liquidating Debtor, with taxing or other authorities for the payment of such amounts as may be withheld in accordance with the provisions of this Section 7.8. Notwithstanding the foregoing but without prejudice to the Plan Agent’s rights hereunder, such Person shall have the right with respect to the United States, or any state, or any political subdivision of either, to contest the imposition of any tax or other charge by reason of any Distribution hereunder.

ARTICLE 8

VESTING OF PROPERTY

8.1 Revesting of Estate Property. On the Effective Date, except as otherwise expressly provided in the Plan, title to all Estate Property shall vest in the Liquidating Debtor, and all such Estate Property shall be free and clear of all interests, Liens, claims, and encumbrances of any kind, other than as expressly provided in the Plan and subject to the obligation of the Liquidating Debtor and Plan Agent to administer, liquidate, and distribute all Estate Property as required by the Plan.

ARTICLE 9

RELEASE, INJUNCTION AND WAIVER OF CLAIMS

9.1 Injunction Enjoining Holders of Claims Against and Interests in Debtor and Liquidating Debtor. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities, persons and governmental units who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor or the Liquidating Debtor or any successor thereto with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest. Such injunction shall extend to the successors of the Debtor (including, without limitation, the Liquidating Debtor) and its respective properties and interests in property.

9.2 Release. As of the Effective Date, the Debtors and the Reorganized Debtors hereby release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which they have, may have or claim to have, which are property of, assertable on behalf of or derivative of the Debtors, against the Debtor’s Representatives. Upon the Effective Date, any and all Causes of Action by or on behalf of the Debtor that a holder of a Claim or Interest could have commenced against any Representative of the Debtor, serving in such capacity on the Confirmation Date, that is based upon, related to or arising from any pre-Confirmation Date actions of such Representative with or related to their capacities as Representative of the Debtor shall be waived and released to the fullest extent permitted under Section 524(e) of the Bankruptcy Code and applicable law.

9.3 Exculpation of Professionals and Others. Neither the Debtor, the Liquidating Debtor, the Plan Agent, the professionals retained in the Debtor’s chapter 11 case, nor any of their respective members, officers, directors, employees, advisors, attorneys or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission made in good faith in connection with, related to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, and each of their respective members, officers, directors, employees, advisors, attorneys and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

ARTICLE 10

PROVISIONS FOR THE RESOLUTION OF

OBJECTIONS TO PROOFS OF CLAIM

10.1 Right to Object to Claims. The Plan Agent, on behalf of the Liquidating Debtor, shall have the right to examine and object to any Claims filed in Debtor’s chapter 11 case, including Administrative Claims, and shall have the right to object to and contest the allowance of any such Claims.

10.2 Deadline for Objecting to Claims. Except as otherwise provided herein, the Plan Agent must file any objections to Claims with the Bankruptcy Court and serve a copy of the objection on the subject Claimant before the expiration of sixty (60) days after the Effective Date (unless such time period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claim shall be deemed Allowed in accordance with Bankruptcy Code section 502.

ARTICLE 11

PROVISIONS FOR THE RETENTION, ENFORCEMENT,

COMPROMISE OR ADJUSTMENT OF CLAIMS

BELONGING TO THE BANKRUPTCY ESTATE

11.1 Right to Enforce, Compromise, or Adjust Estate Claims. Pursuant to, among other authority, Bankruptcy Code section 1123(b)(3)(B), the Plan Agent shall have, for the benefit of the Liquidating Debtor’s Estate, the full power, authority, and standing to prosecute, compromise, or otherwise resolve any Avoidance Actions and any other claims and causes of action constituting Estate Property. All proceeds derived from the Avoidance Actions or other claims and causes of action shall become Estate Property and distributed as Available Cash in accordance with the Plan. The Liquidating Debtor shall not be subject to any counterclaims with respect to the Avoidance Actions and any other claims and causes of actions constituting Estate Property; provided, however, that claims and causes of action constituting Estate Property, except for Avoidance Actions, will be subject to any setoff rights.

ARTICLE 12

RETENTION OF JURISDICTION

12.1 Retention of Jurisdiction. The Bankruptcy Court, even after the cases have been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Debtor’s chapter 11 case, including proceedings to:

(a) ensure that the Plan is carried out;

(b) enter such orders as may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(c) consider any modification of the Plan under Bankruptcy Code section 1127;

(d) hear and determine all Claims, controversies, suits and disputes against the Debtor to the full extent permitted under 28 U.S.C. §§ 157 and 1334;

(e) allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

(f) hear, determine, and adjudicate any litigation involving the Avoidance Actions or other claims or causes of action constituting Estate Property;

(g) decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Liquidating Debtor that may be pending on or commenced after the Effective Date;

(h) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any entity’s obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

(i) hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any and all subordination and similar agreements among various creditors pursuant to Bankruptcy Code section 510;

(j) hear and determine all requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

(k) enforce any Final Order, the Confirmation Order, the final decree, and all injunctions contained in those orders;

(l) enter an order concluding and terminating these cases;

(m) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order;

(n) determine all questions and disputes regarding title to the Estate Property and any other assets of the Liquidating Debtor;

(o) classify the Claims of any Claimholders and the treatment of these Claims under the Plan, to re-examine Claims that may have been allowed for purposes of voting, and to determine objections that may be filed to any Claims;

(p) take any action described in the Plan involving the Liquidating Debtor;

(q) enforce, by injunction or otherwise, the provisions set forth in the Plan, the Confirmation Order, any final decree, and any Final Order that provides for the adjudication of any issue by the Bankruptcy Court;

(r) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated; and

(s) enter a Final Decree as contemplated by Bankruptcy Rule 3022.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Payment of Statutory Fees. The Liquidating Debtor or Plan Agent shall be responsible for timely payment of United States Trustee quarterly fees incurred pursuant to 28 U.S.C. §1930(a)(6). The Liquidating Debtor should be paying United States Trustee quarterly fees as they accrue prior to confirmation of the Plan. Any fees due and unpaid as of the date of confirmation of the Plan will be paid in full on the effective date of the Plan. After confirmation, the Liquidating Debtor or Plan Agent shall pay United States Trustee quarterly fees as they accrue until this case is closed by the Court. The Liquidating Debtor or the Plan Agent shall file with the Court and serve on the United States Trustee a quarterly financial report for each quarter (or portion thereof) that the case remains open in a format prescribed by the United States Trustee.

13.2 Administrative Claims Bar Date. The Confirmation Order will establish an Administrative Claims Bar Date for the filing of all Administrative Claims (but not including Professional Fee Claims, or United States Trustee fees), which date shall be twenty (20) days after the Confirmation Date. Holders of Administrative Claims, other than Professional Fee Claims, or United States Trustee fees, not paid prior to the Administrative Claims Bar Date must submit proofs of claim for such Administrative Claim on or before the Administrative Claims Bar Date or forever be barred from doing so. The Liquidating Debtor shall have 180 days after the Administrative Claims Bar Date or such later date as may be approved by the Bankruptcy Court, to review and object to such Administrative Claims.

ARTICLE 14

GENERAL PROVISIONS

14.1 Confirmation Order. The Confirmation Order shall contain such injunctions and other orders that may be necessary to implement the Plan. To the extent necessary, the Confirmation Order shall contain any provisions necessary to provide for the substantial consummation of the Plan on the Effective Date.

14.2 Notices. Whenever the Plan requires notice be given, such notice shall be given to the following parties at their respective addresses unless a prior notice of change of address has been served indicating a new address:

Eric Schumann

9 Greenway Plaza, Suite 2900

Houston, TX 77046

-and-

Gary C. Miller

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

14.3 Dates. The provisions of Bankruptcy Rule 9006 shall govern the calculation of any dates or deadlines referenced in the Plan.

14.4 Further Action. Nothing contained in the Plan shall prevent the Liquidating Debtor from taking such actions as may be necessary to consummate the Plan, even though such actions may not specifically be provided for within the Plan.

14.5 Exhibits. All Exhibits attached to the Plan are incorporated herein by reference and are intended to be an integral part of this document as though fully set forth in the Plan.

14.6 Plan Amendments. The Liquidating Debtor may propose amendments or modifications to the Plan in accordance with section 1127 of the Bankruptcy Code at any time before the Confirmation Date. After the Confirmation Date, the Liquidating Debtor may, subject to Bankruptcy Court approval and so long as it does not materially or adversely affect the rights of Creditors set forth in the Plan and other parties in interest, amend or modify the Plan to remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner that may be necessary to carry out the purposes and intent of the Plan. At the Confirmation Hearing, the Liquidating Debtor may, either in writing or on oral motion, request a modification of any provision of the Plan to address any objection to confirmation of the Plan and may seek confirmation of the Plan, as modified.

14.7 Exemption from Transfer Taxes. Pursuant to the provisions of Bankruptcy Code section 1146(c), the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

14.8 Binding Effect. The Plan shall be binding on, and inure to the benefit of the Debtor, the Liquidating Debtor, the Claimholders and Interestholders, and their respective successors and assigns, regardless of whether those parties voted to accept the Plan.

14.9 Ratification. The Confirmation Order shall ratify all transactions effectuated by Liquidating Debtor during the pendency of their chapter 11 cases.

14.10 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law principles.

ARTICLE 15

CONTINGENCIES TO EFFECTIVENESS OF PLAN

15.1 Conditions Precedent to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 15.2 below:

(1) The Confirmation Order, in form and substance reasonably acceptable to the Debtor shall have been entered by the Clerk of the Bankruptcy Court;

(2) all authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;

(3) there shall be no stay of the Confirmation Order in effect; and

(4) all other actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

15.2 Waiver Of Conditions. Each of the conditions set forth in Section 15.1 above, other than those set forth in Section 15.1(1) and 15.1(3), may be waived, in whole or in part, by the Debtor without any notice to parties in interest or the Bankruptcy Court and without a hearing.

[End of Text]

IN WITNESS WHEREOF, each of the undersigned has duly executed the Plan as of the date first above written.

SOUTHERN INVESTORS SERVICES COMPANY, INC.

By:	/s/ ERIC SCHUMANN
Name:	Eric Schumann
Title:	Senior Vice President

ANDREWS KURTH LLP

By:	/s/ GARY C. MILLER (Basil A. Umari by Permission)
Gary C. Miller
Texas Bar No. 14071900 Basil A. Umari Texas Bar No. 24028174 Andrews Kurth LLP 600 Travis, Suite 4200 Houston, TX 77002 Telephone: 713-220-4200 Facsimile: 713-220-4285

ATTORNEYS FOR SOUTHERN INVESTORS SERVICE COMPANY, INC.

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Administrative Claim means a Claim, or that portion thereof, that is entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or payments for goods and services); (ii) compensation for legal, financial advisory, accounting and other services, and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (iii) all fees and charges assessed against the Estate under 28 U.S.C. § 1930.

Administrative Claimant means any Person asserting entitlement to payment of an Administrative Claim.

Administrative Tax Claim means an Administrative Claim held by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which accrued or became due from and after the Petition Date through and including the Effective Date.

Affiliate means with respect to a Person, (i) an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote, or (ii) a corporation twenty percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person, or by an entity that directly or indirectly owns, controls or holds with power to vote, twenty percent or more of the outstanding voting securities of such Person, other than an entity that holds such securities (a) in a fiduciary or agency capacity without sole discretionary power to vote such securities or (b) solely to secure a debt, if such entity has not in fact exercised such power to vote.

Allowance Date shall mean (i) as to a Disputed Claim, the date on which such Claim becomes an Allowed Claim by Final Order and (ii) as to any other claim that is not a Disputed Claim, the Distribution Date.

Allowed means, with respect to any Claim, such Claim or any portion thereof (a) that has been allowed by a Final Order, (b) as to which, on or by the Effective Date, (i) no Proof of Claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is included in the Schedules, other than a Claim that is scheduled as zero, in an unknown amount or disputed, (c) for which a Proof of Claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitations fixed by the Plan, the Bankruptcy Code, or any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan or (e) any Claim that the Plan Agent decide in their discretion should be Allowed.

Available Cash means all Cash held by the Debtor less (i) Cash that is Cash Collateral and (ii) Cash used to pay Allowed Administrative Claims, (ii) Cash necessary to pay pending Professional Fee Claims, and (iii) cash used to pay Allowed Priority Unsecured Tax Claims, and Allowed Class 1 Claims on the Distribution Date.

Avoidance Actions means any causes of action arising under sections 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

Ballot means the ballot for voting to accept or reject the Plan.

Bankruptcy Code means title 11 of the United States Code.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or in the event such court ceases to exercise jurisdiction over the Debtor’s chapter 11 cases, such court as may have jurisdiction with respect to the reorganization or liquidation of the Debtor under chapter 11 of the Bankruptcy Code.

Bar Date means August 15, 2005 or such other date as may be set by the Bankruptcy Court as a deadline for Creditors to file proofs of claim (other than Administrative Claims and Professional Fee Claims).

Cash means lawful currency of the United States of America, cash equivalents, and other readily marketable securities or instruments issued by a Person other than the Debtor, including readily marketable direct obligations of the United States of America, certificates of deposit issued by federally insured banks, and money market accounts of federally insured banks.

Cash Collateral shall have the meaning prescribed by 11 U.S.C. § 363(a).

Claim shall have the meaning set forth in 11 U.S.C. § 101(5).

Claimant or Claimholder means the holder of an Allowed Claim.

Class means a category of holders of Claims or Interests as classified in the Plan.

Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Debtor’s chapter 11 case by the Clerk of the Bankruptcy Court.

Confirmation Hearing means the date established by the Bankruptcy Court to consider confirmation of the Plan.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

Creditor shall have the meaning set forth in 11 U.S.C. § 101(10).

Cure means the amount of Cash required for the cure and assumption of an Executory Contract pursuant to the provisions of section 365(b) of the Bankruptcy Code.

Debtor means Southern Investors Services Company, Inc.

Disclosure Statement Approval Date means the date of entry by the Bankruptcy Court of an order approving any disclosure statement concerning the Plan.

Disputed Claim shall mean any Claim that is not an Allowed Claim.

Distribution means a distribution of Available Cash by the Plan Agent.

Distribution Date means any date on which the Plan Agent makes Distributions to holders of Allowed Claims under the Plan.

Effective Date means the first Business Day following the Confirmation Date, unless the Confirmation Order has been stayed, in which case the Effective Date shall be the first Business Day after the lifting of such stay.

Estate means the bankruptcy estate of the Debtor and all Property comprising the estate within the meaning of section 541 of the Bankruptcy Code.

Estate Property means all rights, title, and interest in and to any property of every kind or nature owned by the Debtor or its Estate as of the Effective Date, including all property within the meaning of section 541 of the Bankruptcy Code.

Executory Contracts means “executory contracts” as such term is used within the meaning of section 365 of the Bankruptcy Code.

Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, that has not been reversed, stayed, modified or amended.

Fiscal Year means the annual accounting period of the Debtor commencing on January 1.

General Unsecured Claim means an Unsecured Claim that is not (i) an Administrative Claim, (ii) Professional Fee Claim, (iii) Priority Unsecured Tax Claim, or (iv) Priority Unsecured Non-Tax Claim; but shall specifically include any and all other Claims not separately classified under the Plan.

Governmental Unit means a governmental unit as such term is defined in section 101(27) of the Bankruptcy Code.

Insider shall have the meaning set forth in section 101(31) of the Bankruptcy Code.

Interest means all rights (including unpaid dividends) arising from any equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtor.

Interestholder means a holder of an Interest.

IRS means the Internal Revenue Service.

Lien means a lien, security interest, or other interest or encumbrance asserted against Estate Property as defined in section 101(37) of the Bankruptcy Code.

Liquidation Cost means any reasonable cost and expense of the Plan Agent of administering Estate Property, including paying taxes on behalf of the Debtor and Liquidating Debtor and paying professional fees of the Plan Agent and the Debtor or Liquidating Debtor.

Liquidating Debtor means the Debtor on or after the Effective Date,

New Common Stock means stock issue by Southern Investors Service Company, Inc. pursuant to Section 6.3.1 of the Plan.

Person means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, unincorporated organizations, or other legal entities, irrespective of whether they are governments, agencies or political subdivisions.

Petition Date means April 8, 2005, the date of filing of the Debtor’s chapter 11 case.

Plan means this Plan of Distribution For Southern Investors Service Company, Inc., as amended or modified.

Plan Agent means a Plan Agent and any successor Plan Agent appointed pursuant to Section 6.2.3. of the Plan.

Priority Unsecured Non-Tax Claim means an unsecured claim, or that portion thereof, that is entitled to priority in payment under sections 507(a)(2-7) and 507(a)(9) of the Bankruptcy Code.

Priority Unsecured Tax Claim means an Unsecured Claim, or that portion thereof, that is entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

Professional means a professional employed in the Debtor’s chapter 11 case under 11 U.S.C. §§ 327 and 1103.

Professional Fee Claim means a Claim for compensation or reimbursement of expenses of a Professional retained in the Debtor’s chapter 11 case and requested in accordance with the provision of sections 327, 328, 330, 331, 503(b) and/or 1103 of the Bankruptcy Code.

Pro Rata means, as to a particular holder of an Allowed Claim, the ratio that the amount of the Claim or Interest held by such holder bears to the total amount of all Allowed Claims held by holders of Allowed Claims within the same Class of Claims.

Representative means, with respect to any specified entity, the officers, directors (or functional equivalent, if any), employees, agents, attorneys, accountants, financial advisors, other representatives, subsidiaries, affiliates or any person who controls any of these within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Schedules of Assets and Liabilities means the schedules of assets and liabilities filed by the Debtor in its bankruptcy case, as amended or modified.

Secured Claim means a claim for which a Claimant holds a valid, perfected and enforceable Lien, not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or a Claim for which a Claimant asserts a setoff under section 553 of the Bankruptcy Code, but only to the extent of the value, determined in accordance with section 506(a) of the Bankruptcy Code, of the Claimant’s interest in the Debtor’s interest in the Estate Property or to the extent of the amount subject to such setoff, as the case may be, unless a timely election has been made under section 1111(b)(2) of the Bankruptcy.

Treasury Regulations means the regulations promulgated under the Internal Revenue Code by the Department of the Treasury of the United States.

Unexpired Leases means “unexpired leases” as such term is used within the meaning of Section 365 of the Bankruptcy Code.

Unsecured Claim means a Claim that is not a Secured Claim. The term specifically includes any tort Claims or contractual Claims or Claims arising from damage or harm to the environment and, pursuant to section 506(a) of the Bankruptcy Code, any Claim of a creditor against the Debtor to the extent that such Creditor’s Claim is greater than the value of the Lien securing such Claim, any Claim for damages resulting from rejection of any Executory Contract pursuant to section 365 of the Bankruptcy Code, and any Claim not otherwise classified under the Plan.